UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

SUPPLEMENT TO PROXY STATEMENT

Explanatory Note: This proxy statement supplement dated May 11, 2020 supplements the definitive proxy statement on Schedule 14A (together with subsequent supplements, the “Proxy Statement”) of Chipotle Mexican Grill, Inc. dated April 8, 2020 and made available to shareholders in connection with the annual meeting of shareholders to be held on May 19, 2020. Except as specifically supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

In the Proxy Statement, the company inadvertently attributed the shareholder proposals listed as Proposal 4 and Proposal 6 to the incorrect shareholder proponents. The correct proponent for each proposal is as follows:

Proposal 4 – Share Buybacks and Share Retention was submitted by the Comptroller of the State of New York, which has indicated that it beneficially owns 51,557 shares of our common stock.

Proposal 6 – Report on Employment-Related Arbitration was submitted by the Comptroller of the City of New York, which has indicated that it beneficially owns approximately 33,000 shares of our common stock.